EXHIBIT 3(i) - Amendment to Articles of Incorporation
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Dean Heller                                  File # C28660-99
Secretary of State	 Certificate of      Filed Dec. 5, 2001
202 N. Carson St           Amendment         In the Office of
Carson City, NV.   (Pursuant to NRS 78.385   Dean Heller,
89701-4201                 and 78.390)       Secretary of State


       CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                  FOR NEVADA PROFIT CORPORATION
  (Pursuant to NRS 78.385 and 789.390 - After Issuance of Stock)


1.	Name of corporation: Bidder Communications, Inc.

2.	The articles have been amended as follows:

        Amendment is made to Article I to change the name of the corporation to: Far East Energy Corporation.

3.	The vote by which the stockholders holding shares in the
corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is: 73.2%.

4.	Officer Signature:

/s/ Willard McAndrew III, President, CEO and Chairman of the Board